Filed Pursuant to Rule 433

Registration Statement No. 333-203445

Final Term Sheets

The Export-Import Bank of Korea

Final Term Sheet for US$600,000,000 2.625% Notes due 2020 (the “2020 Notes”)

June 23, 2015

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$600,000,000

Maturity Date	December 30, 2020

Settlement Date	On or about June 30, 2015, which will be the fifth business day following the date of this final term sheet. If you wish to trade the 2020 Notes on the date of this final term sheet or the next succeeding business day, because the 2020 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	2.625% per annum (first interest payment will be made on December 30, 2015 and thereafter payable semi-annually)

Day Count	30/360 (interest on the 2020 Notes will accrue from June 30, 2015)

Interest Payment Dates	June 30 and December 30 of each year, commencing on December 30, 2015. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.863%

Gross Proceeds	US$599,178,000

Underwriting Discounts	0.300%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$597,378,000

Denominations	US$200k/1k

CUSIP	302154 BV0

ISIN	US302154BV06

Format	The 2020 Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Application has been made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2020 Notes.

Governing Law	New York

Joint Bookrunners and Lead Managers	Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, Goldman Sachs International, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Mizuho Securities USA Inc. and Morgan Stanley & Co. International plc

Joint Lead Managers	Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, Goldman Sachs International, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Mizuho Securities USA Inc., Morgan Stanley & Co. International plc and Daewoo Securities Co., Ltd.

Fiscal Agent	The Bank of New York Mellon

The Export-Import Bank of Korea

Final Term Sheet for US$400,000,000 3.250% Notes due 2026 (the “2026 Notes”)

June 23, 2015

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$400,000,000

Maturity Date	August 12, 2026

Fungible Notes	The 2026 Notes shall constitute a further issuance of, and be fungible with and be consolidated and form a single series with, our US$500,000,000 3.250% Notes due 2026, which were issued on August 12, 2014.

Settlement Date	On or about June 30, 2015, which will be the fifth business day following the date of this final term sheet. If you wish to trade the 2026 Notes on the date of this final term sheet or the next succeeding business day, because the 2026 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	3.250% per annum (first interest payment will be made on August 12, 2015 and thereafter payable semi-annually)

Day Count	30/360 (interest on the 2026 Notes will accrue from February 12, 2015)

Interest Payment Dates	February 12 and August 12 of each year, commencing on August 12, 2015. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.195% In addition to the initial public offering price, you will have to pay for accrued interest from and including February 12, 2015 to but excluding June 30, 2015.

Gross Proceeds	US$396,780,000

Underwriting Discounts	0.300%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$395,580,000

Denominations	US$200k/1k

CUSIP	302154 BN8

ISIN	US302154BN89

Common Code	109769398

Format	The 2026 Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Application has been made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2026 Notes.

Governing Law	New York

Joint Bookrunners and Lead Managers	Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, Goldman Sachs International, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Mizuho Securities USA Inc. and Morgan Stanley & Co. International plc

Joint Lead Managers	Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, Goldman Sachs International, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Mizuho Securities USA Inc., Morgan Stanley & Co. International plc and Daewoo Securities Co., Ltd.

Fiscal Agent	The Bank of New York Mellon

These Final Term Sheets should be read in conjunction with the prospectus dated June 11, 2015, as supplemented by the preliminary prospectus supplement dated June 23, 2015 (the “Preliminary Prospectus Supplement”), relating to the 2020 Notes and 2026 Notes. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the Website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-811-8049.

The most recent prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/873463/000119312515231147/d945066d424b5.htm

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.